Exhibit 10.13

EMPLOYMENT CONTRACT

1. CYREN GmbH

and

2. Atif Ahmed

1	Term of Appointment	1
2	Employee warranties	1
3	Duties	1
4	Place of Work	2
5	Hours of Work	2
6	Salary	2
7	Expenses	2
8	Commission Payments	3
9	Private Insurance Contributions	3
10	Car Allowance	3
11	Holidays	3
12	Incapacity	4
13	Confidential Information	4
14	Intellectual Property	5
15	Payment in Lieu of Notice	5
16	Termination without Notice	5
17	Garden Leave	6
18	Obligations on Termination	6
19	Post-Termination Restrictions	7
20	Disciplinary and Grievance Procedures	8
21	Data Protection	9
22	Collective Agreements	9
23	Entire Agreement	9
24	Variation	9
25	Third Party Rights	9
26	Agreed Terms / Interpretations	9
27	Governing Law and Jurisdiction	10
28	Miscellaneous	10

i

Parties

(1)	CYREN GmbH incorporated and registered in Germany whose registered office is at Hardenbergplatz 2, D-10623 Berlin, Germany (the “Company”).

(2)	Atif Ahmed of 13 Sylverns Court, Warfield, Berkshire, RG42 3SL, United Kingdom - (the “Employee”).

1.	Term of Appointment

1.1	The Appointment shall be deemed to have commenced on the Commencement Date (Employee start date will be July 11, 2016) and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 90 days’ to the end of the month prior notice in writing.

1.2	The first 6 months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one month’s notice or payment in lieu of notice. The Company may, at its discretion, extend the probationary period for up to a further 3 months. During the probationary period the Employee’s performance and suitability for continued employment will be monitored. At the end of the probationary period the Employee will be informed in writing if he has successfully completed his probationary period.

1.3	No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

1.4	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

2.	Employee warranties

2.1	The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any express or implied terms of any contract or other obligation binding on him.

2.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.	Duties

3.1	The Employee shall serve the Company as Vice President, Sales - EMEA or such other role as the Company considers appropriate to the Employee’s skills and experience.

3.2	During the Appointment the Employee shall:

(a)	Unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company;

(b)	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company together with such person or persons as the Company may appoint to act jointly with him;

(c)	comply with all reasonable and lawful directions given to him by the Company;

(d)	promptly make such reports to the Chief Executive Officer (Line Manager) in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(e)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company to the General Manager of the Company immediately on becoming aware of it;

(f)	to act in the best interests of the Company and use his best endeavours to promote, protect, develop and extend the business of the Company;

(g)	consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

(h)	comply with any electronic communication systems policy that the Company may issue from time to time.

3.3	The Employee shall comply with any Company rules, policies and procedures issued from time to time. To the extent that there is any conflict between the terms of this agreement, the Employee’s offer letter and any Company rules, policies and procedures, this agreement shall prevail.

3.4	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	Place of Work

4.1	The Employee’s normal place of work is at the Employee’s home office or such other place which the Company may reasonably require for the proper performance and exercise of his duties.

4.2	The Employee agrees to travel on the Company’s or any Group Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of his duties under the Appointment.

4.3	During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	Hours of Work

5.1	The Employee’s normal working hours shall be 9am to 5:30pm on Mondays to Fridays (with a one hour lunch break) and such additional hours as are necessary for the proper performance of his duties and allowing for the international nature of the Company’s business and time zone differences. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

5.2	The Employee agrees to exclude his right to limit working time to 48 hours a week on average under the Working Time Regulations 1998, subject to his right to revoke this election on 3 months’ written notice to the Company.

6.	Salary

6.1	The Employee shall be paid an initial salary of £150,000 per annum.

6.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or about the 30th of each month directly into the Employee’s bank or building society.

6.3	The Employee’s salary shall be reviewed by his Line Manager annually at the beginning of each calendar year. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

6.4	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company or any Group Company by the Employee.

6.5	The parent company CYREN Ltd. will recommend to the Board of Directors or a committee thereof that you receive a grant of 140,000 options for purchase of Ordinary Shares in CYREN Ltd., under terms of the Company´s stock option plan. Your grant, if approved, will vest over a four year period, with the first 25% vesting twelve month following the grant date and thereafter in equal monthly increments for thirty six months. The Grant Date will be the date that the Board of Directors or committee thereof approves the grant and have an exercise price equal to the fair market value of an Ordinary Share on the grand date.

7.	Expenses

7.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

7.2	The Employee shall abide by the Company’s policies on expenses as communicated to him or set out in the Company’s expenses policy from time to time.

7.3	The Company will provide the employee with a stipend of up to £3,000 for purchasing office equipment as needed to properly conduct the job from a home office.

8.	Commission Payments

8.1	The Company will pay the Employee commission payments subject to the terms of the Company’s commission plan which will be issued to the Employee for each calendar year. In the event a new plan is not formulated and issued to the Employee in any subsequent calendar year, the plan for the preceding calendar year shall continue to apply.

8.2	The Employee’s anticipated annual variable commission payments are £150,000 per annum.

8.3	For the first six months of employment, starting in August 2016, full commission payout in the amount of £12,500 per month is guaranteed, provided your employment is not terminated prior to completion of that period (and if terminated, only the amounts covering the period of your employment are guaranteed, unless termination was for “cause” as set forth under Section 16.1 below, in which case the guarantee is void). If the actual commission earned in those first six months is higher than the guarantee, then the higher amount will be paid out.

8.4	Any commission payments shall not be pensionable.

9.	Private Insurance Contributions

9.1	The Company will pay to the Employee a contribution towards the cost of private medical insurance of up to £1600 per month, which will be payable with and in the same manner as the salary in accordance with Clause 6. The private medical contribution shall not be treated as part of the basic salary for any purpose.

9.2	The Company will also contribute £5000 per annum as a pension contribution.

10.	Car Allowance

10.1	Provided that the Employee holds a current driving license, the Employee shall receive a car allowance for the use of the Employee’s own car of £10,000 per annum and 45 pence per mile, which shall be payable together with and in the same manner as the salary in accordance with clause 6. The car allowance and the miles fees shall not be treated as part of the basic salary for any purpose.

11.	Holidays

11.1	The Employee shall be entitled to 25 days’ paid holiday in each holiday year in addition to the usual public holidays. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis.

11.2	Holiday shall be taken at such time or times as shall be approved in advance by his Line Manager. The Employee shall not without the consent of his Line Manager carry forward any accrued but untaken holiday entitlement to a subsequent holiday year.

11.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. The amount of such payment in lieu shall be 1/260th of the Employee’s full-time equivalent salary for each untaken day of the outstanding entitlement.

11.4	If, on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s full-time equivalent salary for each excess day.

11.5	If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 17.

12.	Incapacity

12.1	If the Employee is unable to come to work for any reason and his absence has not previously been authorised by the Company, the Employee must inform his Line Manager and the HR Department of the Company immediately. The Employee must confirm the reasons for absence in writing as soon as practicable.

12.2	Following the Employee’s return to work after a period of absence due to sickness of 7 calendar days or less the Employee will have to complete a self-certification form. Self-certification forms will be retained in our records.

12.3	If the Employee is absent from work due to sickness for more than 7 calendar days (including weekends) he must provide the Company with a medical certificate by the 8th day of sickness. The Employee must thereafter provide weekly medical certificates to cover any continued absence due to the same cause.

12.4	Subject to the Employee’s compliance with the Company’s sickness absence procedures (as amended from time to time), he shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of two weeks in any 52 week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

12.5	Whether or not the Employee is absent by reason of Incapacity, he will at the request of the Board agree to have a medical examination by a doctor appointed and paid for by the Company. Subject to compliance by the Company with the Access to Medical Reports Act 1998 (if applicable), the Employee authorises the Company pursuant to the Access to Medical Reports Act 1988 (if applicable) to have unconditional access to any report(s) (including copies) produced as a result of any examination from time to time required by the Board.

13.	Confidential Information

13.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 13.

13.2	The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.3	Confidential Information includes information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts, including in particular (by way of illustration only and without limitation):

(a)	details of the requirements of contractors (whether they be clients, suppliers, consultants or other contractors) of the Company including, without limitation, the fees and commissions charged to or by them and the terms of business with them;

(b)	any information or document relating to:

(i)	the Company’s expansion plans, business strategy and marketing plans;

(ii)	the Company’s financial information, results and forecasts;

(iii)	the Company’s employees and officers and of the remuneration and other benefits paid to them; and

(iv)	any incident or investigation relating to the Company’s operations or business.

(c)	information relating to pitches and tenders contemplated, offered or undertaken by the Company; and

(d)	confidential reports or research commissioned by or provided to the Company.

14.	Intellectual Property

14.1	The Employee will promptly disclose to the Company and keep confidential all inventions, copyright works, designs or technical know-how conceived or made by him alone or with others in the course of his employment. The Executive will hold all such intellectual property on trust for the Company and will do everything necessary or desirable or requested by the Company at the Company’s expense to vest the intellectual property fully in the Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company.

15.	Payment in Lieu of Notice

15.1	Notwithstanding clause 1, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (“Payment in Lieu”) equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to in clause 1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

15.2	The Company may pay any sums due under clause 15.1 in equal monthly instalments until the date on which the notice period referred to at clause 1 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of his efforts to do so (including supporting evidence of the same) and of any income so received or otherwise payable to him. The instalment payments shall then be reduced by the amount of such income.

15.3	The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 15.1. Nothing in this clause 15 shall prevent the Company from terminating the Appointment in breach.

16.	Termination without Notice

16.1	The Company may also terminate the Appointment with immediate effect without notice or payment in lieu of notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company;

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(e)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

(f)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(g)	ceases to be eligible to work in the United Kingdom;

(h)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(i)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

16.2	The rights of the Company under clause 16.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

17.	Garden Leave

17.1	Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

17.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company;

(b)	the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide;

(c)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(e)	the Employee shall ensure that his Line Manager knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude the Employee from any premises of the Company or any Group Company; and

(g)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

18.	Obligations on Termination

18.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

(a)	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of the Company or any Group Company;

(b)	subject to clause 17.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its business contacts, any keys, credit card and any other property of the Company or any Group Company including any car provided to the Employee, which is in his possession or under his control;

(c)	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(d)	provide a signed statement that he has complied fully with his obligations under this clause 18.1 together with such reasonable evidence of compliance as the Company may request.

19.	Post-Termination Restrictions

19.1	In this clause the words and expressions set out below shall have the following meanings:

“Capacity”:	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Restricted Business”:	the business of the Company or those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent in the twelve months before Termination.

“Restricted Customer”:	any firm, company or person who, during the twelve months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company, and with whom the Employee had personal dealings or in relation to which he was in possession of confidential information in the course of employment.

“Restricted Person”:	anyone employed or engaged by the Company or any Group Company at the level of engineer, sales manager or above and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the six months before Termination in the course of employment.

“Termination”:	the date of termination of the Employee’s employment with the Company however caused.

19.2	In order to protect the confidential information, trade secrets and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company in any capacity (for itself and as trustee and agent for each Group Company) that he shall not:

(a)	for 6 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for 6 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

(c)	for 6 months after Termination, be involved with any business concern which is (or intends to be) in competition with any Restricted Business;

(d)	for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage any Restricted Person;

(e)	for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business solicit or endeavour to entice away from the Company or any Group Company any Restricted Person; or

(f)	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

19.3	None of the restrictions in clause 19.2 shall prevent the Employee from:

(a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(b)	being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)	being engaged or concerned in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the 12 months before Termination.

19.4	The restrictions imposed on the Employee by this clause 19 apply to him acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

19.5	The period[s] for which the restrictions in clause 19 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

19.6	If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 19, the Employee shall give the person making the offer a copy of this clause 19 and shall tell the Company the identity of that person as soon as possible.

19.7	The Company and the Employee agree that the restrictions in this clause 19 are reasonable and necessary to protect the Company’s legitimate business interests.

19.8	Each of the restrictions in this clause 18 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

19.9	The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 19 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

20.	Disciplinary and Grievance Procedures

20.1	The Employee is subject to the Company’s disciplinary and grievance procedures and the Company has adopted the ACAS disciplinary and grievance procedure, copies of which are available from your Line Manager or the ACAS website. These procedures do not form part of the Employee’s contract of employment.

20.2	If the Employee wants to raise a grievance, he may apply in writing to his Line Manager.

20.3	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the General Manager of the Company.

20.4	The Company may suspend the Employee from any or all of his duties no longer than is reasonably necessary during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding, with the ability to extend the period of suspension as the Company in its absolute discretion deems necessary for the purpose of completing any such investigation or related disciplinary process.

20.5	During any period of suspension:

(a)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(c)	the Employee shall ensure that his Line Manager knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	the Company may exclude the Employee from his place of work or any other premises of the Company; and

(e)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

21.	Data Protection

21.1	The Employee consents to the Company or any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

(b)	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

21.2	The Company may make such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

22.	Collective Agreements

There is no collective agreement which directly affects the Appointment.

23.	Entire Agreement

23.1	This agreement constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.

24.	Variation

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.	Third Party Rights

No person other than a party to this agreement may enforce any of its terms.

26.	Agreed Terms / Interpretations

The definitions and rules of interpretation in this clause 26 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company as duly constituted from time to time (including any committee of the board duly appointed by it).

Commencement Date: July 11, 2016.

Garden Leave: any period during which the Company has exercised its rights under clause 16.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement.

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006.

27.	Governing Law and Jurisdiction

27.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

27.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

28.	Miscellaneous

28.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

28.2	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

28.3	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

28.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Berlin, June 28, 2016	June 29, 2016

/s/ Ulrich Jansen	/s/ Atif Ahmed
Ulrich Jansen	Atif Ahmed
General Manager CYREN GmbH	Employee